Exhibit 99.1
STONE ENERGY CORPORATION
Announces Restatement of Historical Financial Statements and Provides Third Quarter 2005 Selected Financial Data and Operational Update
LAFAYETTE, LA. November 8, 2005
     Stone Energy Corporation (NYSE: SGY) today announced that it will restate certain historical financial statements and provided selected financial data for the three and nine month periods ended September 30, 2005 and the comparable periods of 2004.
     On October 6, 2005, Stone announced a downward revision of its proved reserves of approximately 171 billion cubic feet of natural gas equivalent (Bcfe). Since the announcement, Stone has been reviewing whether portions of the revision should be applied to prior years, which might result in a restatement of prior years’ financial statements and related supplemental oil and gas reserve disclosures. Based on Stone’s internal review, a restatement of the financial statements will be required for the periods from 2001 to 2004 and for the first six months of 2005. Accordingly, the 2004 financial statements and the independent registered public accounting firm’s report related to the fiscal 2004 period contained in Stone’s prior filings with the Securities and Exchange Commission (“SEC”) should no longer be relied upon. Stone will amend its Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005. Stone hopes to file the amended reports and the Form 10-Q for the period ended September 30, 2005 by November 14, 2005, but no assurance can be given that the filings will be made by that date.
     Stone and its audit committee are actively working to implement controls and procedures that will ensure the integrity of the company’s reserve booking process. The following controls are either in place or are being implemented for reserve booking: (i) improved training regarding SEC guidelines, (ii) revisions of documentation procedures and controls, (iii) the continued use of one or more independent third party engineering firms, (iv) the formation of a specific reserves committee of the board of directors to review the reserve booking process, and (v) appointment of a reservoir engineer as Vice President, Reserves. On November 4, 2005, Davis Polk & Wardwell issued a preliminary oral report to the audit committee of Stone’s board of directors that was critical of certain past reserve estimation and review practices and methodologies and made recommendations consistent with the implementation of controls and procedures outlined above. Davis Polk has been engaged by the audit committee to assist in its investigation of Stone’s reserve revisions. Davis Polk advised the audit committee that its investigation was not complete, but preliminary findings have indicated inadequate training and understanding of the SEC requirements for booking reserves. Davis Polk also reported that in the past there appears to have been a tone of optimism and aggressiveness set by management regarding reserve booking.
     Net daily production volumes during the third quarter of 2005 averaged approximately 211 million cubic feet of natural gas equivalent (MMcfe), a decline of 8% from average daily production of 229 MMcfe for the comparable quarter in 2004. For the nine months ended September 30, 2005, net average daily production volumes were approximately 252 MMcfe, relatively unchanged from the average daily production of 251 MMcfe for the nine months ended September 30, 2004. As previously announced, Stone’s third quarter 2005 production rates were negatively impacted by Gulf Coast production shut-ins due to Hurricane Katrina and Hurricane Rita, amounting to volumes of approximately 6.4 Bcfe, or 70 MMcfe per day. This compares to an approximate 1.7 Bcfe deferral, or 19 MMcfe per day, from Hurricane Ivan in the comparable quarter of 2004. Stone is currently producing at 155 MMcfe per day and expects to increase volumes through the remainder of the year as platform repairs and third party pipeline and processing plant repairs are completed.

     Prices realized during the third quarter of 2005 averaged $53.89 per barrel (Bbl) of oil and $7.81 per thousand cubic feet (Mcf) of natural gas, which represents a 35% increase, on an Mcfe basis, over third quarter 2004 average realized prices of $41.79 per Bbl of oil and $5.54 per Mcf of natural gas. Average realized prices during the first nine months of 2005 were $50.00 per Bbl of oil and $6.70 per Mcf of natural gas representing a 24% increase on a Mcfe basis compared to $37.62 per Bbl of oil and $5.63 per Mcf of natural gas realized during the first nine months of 2004. All unit pricing amounts include the cash settlement of effective hedging contracts.
     During the third quarters of 2005 and 2004, hedging transactions from our effective hedges reduced the average price we received for natural gas by $0.37 and $0.18 per Mcf, respectively. In addition, average realized oil prices were reduced by $5.47 per Bbl during the third quarter of 2005 as a result of effective hedges. Hedging transactions did not impact realized oil prices during the third quarter of 2004. Effective hedging transactions for natural gas during the first nine months of 2005 and 2004 decreased the average price we received for natural gas by $0.25 and $0.16 per Mcf, respectively. Average realized oil prices for the first nine months of 2005 were reduced by $1.83 as a result of effective hedges. There was no hedging impact on realized oil prices for the first nine months of 2004.
     Discretionary cash flow totaled $114.5 million during the third quarter of 2005. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $150.0 million during the third quarter of 2005. (Please see the accompanying statement of selected financial data for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)
     Lease operating expenses during the third quarter of 2005 totaled $30.9 million compared to third quarter 2004 lease operating expenses of $30.8 million. Primarily as a result of the production disruption from Hurricane Katrina and Hurricane Rita, however, unit costs increased to $1.59 per Mcfe during the third quarter of 2005 compared to $1.46 for the comparable period of 2004. For the nine months ended September 30, 2005, lease operating expenses were $88.5 million, a 20% increase in total and on a unit basis over the $73.5 million of lease operating expenses for the nine months ended September 30, 2004. The increase in lease operating expenses for the first nine months of 2005 over the comparable 2004 period is the combined result of an increase in the number of active wells, increases in overall industry service costs, and increased costs associated with storm-related shut-ins and evacuations.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the third quarter of 2005 were $5.2 million compared to $3.4 million in the third quarter of 2004. For the nine months ended September 30, 2005 and 2004, SG&A totaled $14.7 million and $10.7 million, respectively. The increase in SG&A is due to an increase in employment of personnel during 2005, salary adjustments and stock compensation expense related to restricted stock grants issued to all employees in August 2005.
     As a result of extended shut-ins of production after Hurricane Katrina and Hurricane Rita, our September and October crude oil production levels were below the volumes which we had hedged. Consequently, one of our crude oil hedges for the months of September and October was deemed to be ineffective. During the third quarter of 2005, we recognized $3.2 million of derivative expenses, $1.6 million of which represented a charge related to the cash settlement of the ineffective September crude oil collar and $1.6 million of which represented a non-cash charge related to the mark-to-market fair value change in the ineffective October crude oil collar. Derivative expenses for the three- and nine-month periods ended September 30, 2004 totaled $1.1 million and $3.0 million, respectively, representing the cost associated with oil and gas puts that settled during those periods.
     During the third quarter of 2005, Stone entered into oil and natural gas hedge contracts for 2006 Gulf Coast Basin production with zero-premium collars. The contracts hedge the following volumes at the listed floor and ceiling prices:

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume			Volume
	(MMBtus/d)	Floor	Ceiling	(Bbls/d)	Floor	Ceiling
2006	10,000	$8.00	$14.20	2,000	$60.00	$78.20
2006	20,000	9.00	16.55	3,000	55.00	76.40

     As of October 1, 2005, we have a borrowing base under our bank credit facility of $425 million, of which $298.9 million was available. The participating banks in the facility are currently conducting the regularly scheduled semi-annual borrowing base re-determination which will include the impact of the hurricanes and the downward revision of reserves. Accordingly, we would anticipate a reduction in our borrowing base. Interest expense, net of capitalized amounts of $3.8 million, totaled $5.8 million in the third quarter of 2005. During the third quarter we repaid $45 million of debt under the facility.
     Capital expenditures during the third quarter of 2005 totaled $90.3 million, including $4.8 million of acquisition costs, $5.3 million of capitalized general and administrative expenses (inclusive of incentive compensation) and $3.8 million of capitalized interest. These investments were financed with cash flow from operating activities, working capital and bank borrowings. In addition, the company estimates it will spend $20 to $25 million on insured hurricane repairs in the fourth quarter, and upwards of another $100 million over the next 18 months.
OPERATIONAL UPDATE
     During the third quarter of 2005, Stone drilled and evaluated 14 wells, 11 of which were productive, one dry hole and two wells awaiting further evaluation. As of November 7, 2005, Stone has evaluated 60 of the 67 wells planned for 2005. The following is an update of ongoing or recently completed operations:
Gulf Coast Basin
     During the third quarter of 2005, Stone evaluated one well in the Gulf Coast Basin, which was a dry hole on the exploratory Warhawk Deep Prospect. Seven wells are currently drilling in the Gulf Coast Basin, three of which are expected to be evaluated by year end.
     East Cameron Block 265. All five wells have been successfully completed on the Donut Prospect discovery and the “D” Platform has been installed. Production is expected to begin in December pending the repairs to certain midstream facilities damaged from Hurricane Rita. Stone expects combined initial net production rates of approximately 8.0 MMcfe per day from these wells. Stone has a 50%working interest (WI) and 40.7% net revenue interest (NRI) in these wells. Apache Corporation is the operator of these wells and has a 50% WI.
     East Cameron Block 378. The No. 3 ST1 BP1 Well was placed on production in early August producing 15.6 MMcfe and 400 barrels of condensate per day prior to it being shut in for Hurricane Rita. The resumption of production is tied to certain midstream facilities coming back on line. Stone has a 56.7% WI and 42.1% NRI in the well.
     Vermilion Block 255 Field. The No. J-6 Well on Vermilion Block 268 (Rhodes Prospect) reached total depth in mid-October and tested numerous field pay sands. The well logged 157 feet of pay in seven sands which have been cased off. Additional pays in the primary targeted K Series Sands were found but not quantified due to mechanical problems below the intermediate casing. Stone is currently bypassing the deeper section in order to regain access to the K Series Sands. Stone has a 100% WI and 82.8% NRI in this well.
Rocky Mountains
     Pinedale Anticline. Total net field production at Pinedale increased from 11.3 MMcfe per day on June 30, 2005, to 14.4 MMcfe per day on September 30, 2005. With its one rig program, Stone is currently drilling the Rainbow 4-32D and plans to drill one additional Pinedale well during the fourth quarter of 2005. To date, we have drilled 22 successful wells and completed or are completing all of them. Stone has a 50% WI and a 41% NRI in the Pinedale project and is the operator of the drilling portion of the project. The project partner operates the completion and production phases.
     Dugout Creek. In the Ferron Project area in Utah where Stone acquired 27,000 net acres in late 2004, two wells were drilled to depths between 1,600-3,100 feet during the third quarter of 2005. Stone has a 100% WI and an 81.5% NRI in this area. Both Dugout Creek wells have indicated log pay, and completion operations on these two wells are ongoing. A third well will be drilled by an outside operator beginning in November. Stone will have a 50% WI and 41.5% NRI in this well. Further drilling in the Ferron Project is contingent on the results from these wells and on the Bureau of Land Management’s approval of an Environmental Assessment of Stone’s proposed program.
Williston Basin
     Williston Basin. Stone Energy continued to develop its position in the Williston Basin horizontal Bakken play with a three rig program in the third quarter of 2005. Five company operated wells were successfully drilled and completed as producers. Stone also participated in two additional successful outside operated wells for a total of seven new Bakken horizontal wells being brought on production or tested. Stone has a 100% success rate in the Bakken development program. In the fourth quarter, Stone will continue to operate three drilling rigs in the Williston Basin and expects to drill nine additional company operated wells. The company will also participate in four outside operated wells. Stone has a 62% average WI and 52% average NRI in this program.
     Stone’s total net production from the Williston Basin reached approximately 1,000 barrels of oil per day during the third quarter of 2005. Currently, Stone’s total net production from the Williston Basin is approximately 1,400 barrels of oil per day. Stone has continued to expand its leasehold position in the Williston Basin throughout 2005 and currently has 232,000 net acres under lease.
Exploration Program
     Stone has a number of exploration activities in progress. Drilling is set to resume this month on the deep water West Covington prospect at Green Canyon Block 765 (50% WI) with total depth not expected until first quarter 2006. The Elizabeth prospect, a deep shelf well, is currently drilling and should be down by early first quarter 2006. Deep shelf prospects Patricia and Omega are both expected to spud before year-end. In the Rockies, Stone is participating in a well at Howard Ranch which is drilling below 10,000 feet to a planned total depth of 16,000 feet. Stone has a 20% WI through completion and a 40.25% NRI in this well, which may reach total depth prior to wildlife restrictions going into effect this fall.
2005 Guidance
     Production. Primarily due to delays in third party midstream repairs from Hurricanes Katrina and Rita, Stone now expects its fourth quarter 2005 net daily production rate to be on the lower end of the 180-220 MMcfe per day guidance provided on October 6, 2005. Similarly, Stone expects full year 2005 net average daily production rates to be on the lower end of the 230-245 MMcfe per day guidance given on October 6, 2005. Platform repairs and third party pipeline and processing plant repairs are ongoing, and depending on the timing of the repairs, the exit rate for the year is still expected to be in excess of 250 MMcfe per day.
     Operating Expenses. For the fourth quarter of 2005, lease operating expenses are expected to total between $29 -33 million based upon known operating conditions and maintenance activities. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of service and materials used in the operation of our properties and the amount of maintenance activity required. Therefore, we can give no assurance that our future operating expenses will be as estimated.
Other Information
     In this press release, we refer to a non-GAAP financial measure we call discretionary cash flow because of management’s belief that this measure is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

     Stone Energy has planned a conference call for 10:00 a.m. CST on Wednesday, November 9, 2005 to discuss the operational and selected financial results for the third quarter of 2005. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
PRODUCTION QUANTITIES
Oil (MBbls)	1,111	1,358	4,080	4,454
Gas (MMcf)	12,728	12,919	44,260	42,000
Oil and gas (MMcfe)	19,394	21,067	68,740	68,724

AVERAGE DAILY PRODUCTION
Oil (MBbls)	12	15	15	16
Gas (MMcf)	138	140	162	153
Oil and gas (MMcfe)	211	229	252	251

REVENUE DATA (1)
Oil revenue	$59,872	$56,752	$203,979	$167,548
Gas revenue	99,403	71,554	296,687	236,562

Total oil and gas revenue	$159,275	$128,306	$500,666	$404,110

AVERAGE PRICES (1)
Oil (per Bbl)	$53.89	$41.79	$50.00	$37.62
Gas (per Mcf)	7.81	5.54	6.70	5.63
Per Mcfe	8.21	6.09	7.28	5.88

COST DATA
Lease operating expenses	$30,895	$30,756	$88,503	$73,506
Salaries, general and administrative expenses (2)	5,205	3,378	14,698	10,668

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.59	$1.46	$1.29	$1.07
Salaries, general and administrative expenses (2)	0.27	0.16	0.21	0.16

(1)	Includes the cash settlement of effective hedging contracts.

(2)	Exclusive of incentive compensation expense.

STONE ENERGY CORPORATION
SELECTED FINANCIAL DATA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
SELECTED OPERATING DATA:
Revenues:
Oil production	$59,872	$56,752	$203,979	$167,548
Gas production	99,403	71,554	296,687	236,562
Other income	827	637	2,658	1,994
Costs and expenses:
Lease operating expenses	30,895	30,756	88,503	73,506
Production taxes	3,273	2,169	9,698	5,892
Accretion expense	1,790	1,463	5,369	4,389
Salaries, general and administrative expenses	5,205	3,378	14,698	10,668
Incentive compensation expense	246	588	1,259	1,705
Derivative expenses	3,202	1,069	3,202	3,029
Interest	5,803	*	*	*

NET CASH FLOW INFORMATION:
Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$114,465	*	*	*
Net working capital changes and other	35,570

Net cash flow provided by operating activities	$150,035

	September 30,	December 31,
	2005	2004
SELECTED BALANCE SHEET DATA:
Current assets:
Cash and cash equivalents	$62,405	$24,257
Accounts receivable	104,304	111,398
Other current assets	20,225	9,368
Total current assets	186,934	145,023

Current liabilities:
Accounts payable to vendors	94,972	110,845
Undistributed oil and gas proceeds	52,201	36,457
Fair value of hedging contracts	40,436	14,346
Other accrued liabilities	19,229	11,973
Total current liabilities	206,838	173,621

Long-term debt	513,000	482,000
The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to the financial statements. The information has been prepared by management in accordance with U.S. generally accepted accounting principles but is unaudited and has not yet been reviewed by our independent registered public accounting firm.
* Because of the potential impacts of restatement, the comparable amounts for prior periods have been omitted.